                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1-Final)

                             Catherine Stores Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   14916F-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.  14916F-100

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                1,100
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power                  0


                                 7) Sole Dispositive Power               0


                                 8) Shared Dispositive Power             0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,100



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  0.01


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1-Final)

                             Catherine Stores Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  14916F-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.  14916F-100

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power          1,100
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power            0


                            7) Sole Dispositive Power         0


                            8) Shared Dispositive Power       0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,100



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 0.01

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1-Final)

                             Catherine Stores Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   14916F-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.  14916F-100

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  25-1197336

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power                 1,100
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                   0


                               7) Sole Dispositive Power                0


                               8) Shared Dispositive Power              0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,100



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                0.01


   12) Type of Reporting Person (See Instructions)                         BK

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1-Final)

                              Catherine Stores Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  14916F-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.  14916F-100

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Institutional Management Corporation  51-0212303

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization               Delaware


  Number of Shares             5) Sole Voting Power               0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power             0


                               7) Sole Dispositive Power          0


                               8) Shared Dispositive Power        0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  0



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   0


   12) Type of Reporting Person (See Instructions)                         IA

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1-Final)

                              Catherine Stores Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   14916F-100
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.   14916F-100

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Provident Capital Management, Inc.  23-2083823

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                Pennsylvania


  Number of Shares             5) Sole Voting Power                    0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                  0


                               7) Sole Dispositive Power               0


                               8) Shared Dispositive Power             0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  0



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   0


   12) Type of Reporting Person (See Instructions)                         IA

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1995:

(a) Amount Beneficially Owned:                                     1,100 shares

(b) Percent of Class:                                                      0.01

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                       1,100
      (ii) shared power to vote or to direct the vote                         0
     (iii) sole power to dispose or to direct the disposition of              0
      (iv) shared power to dispose or to direct the disposition of            0

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Each reporting person has ceased to be the beneficial owner of more than 5% of the stock.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1996
         --------------------------------------------
         Date

         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank, National Association


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date

         /s/ THOMAS H. NEVIN
         ----------------------------------------------------
         Signature - PNC Institutional Management Corporation


         Thomas H. Nevin, President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date

         /s/ YOUNG D. CHIN
         ----------------------------------------------
         Signature - Provident Capital Management Corp.


         Young D. Chin, President
         --------------------------------------------
         Name/Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
                     WAS PREVIOUSLY FILED AS EXHIBIT A TO THE
                     SCHEDULE 13G FILED ON FEBRUARY 14, 1995.